Exhibit 99.1

                                                     Frontier Communications
                                                     3 High Ridge Park
                                                     Stamford, CT 06905
                                                     203.614.5600
                                                     www.frontier.com


        Frontier Communications Reports Solid 2009 Third-Quarter Results

               o    Continued strong operating income and cash flow margins
               o    Year-to-date free cash flow of $367 million
               o    Year-to-date operating cash flow margin of 54%, as adjusted
               o    Year-to-date dividend payout ratio of 64%
               o    7,500 High-Speed Internet additions
               o    7,200 DISH Network video customer additions
               o    Rate of access line losses continues to decline
               o    Data and internet services revenue up 4% year over year
               o    2009 free cash flow estimate increased

Stamford, Conn., November 3, 2009 -- Frontier Communications (NYSE:FTR) today reported third-quarter 2009 revenue of $526.8 million, operating income of $172.5 million and net income attributable to common shareholders of Frontier of $52.2 million.

"We delivered strong profitability in the third quarter of 2009 with a 54.6% operating cash flow margin, driven by improved performance in our customer metrics and disciplined cost control," said Maggie Wilderotter, Frontier Communications Chairman and CEO. "Our balance sheet has been strengthened as a result of our recent financing, our dividend yield remains attractive, and we're looking forward to additional scale and scope from the Verizon acquisition in the second quarter of next year."

Revenue for the third quarter of 2009 was $526.8 million compared to $557.9 million in the third quarter of 2008, a 6 percent decrease. Revenue declined as a result of lower access lines and reduced switched access and long distance revenue, partially offset by a 4 percent increase in data and internet services revenue. Despite the decline in access lines, our customer revenue, which is all revenue except switched access and subsidy, has declined by less than 5 percent. The monthly customer revenue per access line has increased approximately $1.01, or 2%, over the prior year's third quarter while the monthly total revenue per access line has increased $0.71, or 1%, over the same period, as the Company has continued to successfully sell additional products and services, partially offset by reductions in regulatory revenue. Our exposure to regulatory revenue continues to decline.

Other operating expenses and network access expenses for the third quarter of 2009 were $247.5 million as compared to $256.0 million in the third quarter of 2008, a 3 percent decrease. Expenses in the third quarter of 2009 include non-cash pension costs of $8.4 million, as compared to $0.6 million in the third quarter of 2008. Excluding these costs, other operating expenses and network access expenses declined $16.2 million, or 6%, in 2009 as a result of lower wage and benefit expenses, as well as consulting fees and other outside services.

                                     -MORE-

Consistent with recently adopted new accounting rules under SFAS No. 141R, "Business Combinations," acquisition and integration costs of approximately $3.7 million ($0.01 per share after tax) were incurred and expensed during the third quarter of 2009 in connection with our previously announced pending acquisition of approximately 4.8 million access lines (as of December 31, 2008) from Verizon Communications Inc. (Verizon).

Operating income for the third quarter of 2009 was $172.5 million and operating income margin was 32.7 percent compared to operating income of $164.2 million and operating income margin of 29.4 percent in the third quarter of 2008. The third quarter 2009 increase of $8.3 million is primarily the result of $31.6 million of amortization in 2008 of intangible assets associated with an acquisition in 2001, which were fully amortized in June 2009, and lower operating expenses in 2009, partially offset by the reduction in revenue and the acquisition and integration costs incurred in 2009.

Investment and other income, net for the third quarter of 2009 reflects a net gain of $4.1 million recognized on the early retirement of Company debt. As of September 30, 2009, we retired early approximately $360.8 million principal amount of debt for $353.0 million, and recorded a gain of $7.8 million for the first nine months of 2009.

Interest expense for the third quarter of 2009 was $96.6 million as compared to $90.3 million in the third quarter of 2008, a $6.3 million or 7 percent increase ($0.01 per share after tax). Interest expense increased due to the registered offering, completed in April 2009, of $600.0 million aggregate principal amount of 8.25% senior unsecured notes due 2014. We received net proceeds of approximately $538.8 million from the offering which we used primarily to retire debt during 2009. Interest expense was temporarily impacted by the timing of our refinancing activities.

In October 2009, we completed a registered offering of $600.0 million aggregate principal amount of 8.125% senior unsecured notes due 2018. We received net proceeds of approximately $577.6 million from the offering which we used, together with cash on hand, to finance a cash tender offer to purchase our outstanding 9.250% Senior Notes due 2011 and our outstanding 6.250% Senior Notes due 2013. We used the proceeds from the financing plus cash on hand to repurchase $647.8 million principal amount of debt under the cash tender offer, resulting in a loss on the early retirement of debt of approximately $54.0 million to be recognized in the fourth quarter of 2009. Refer to Schedule C for a comparison of debt obligations measured as of September 30 and October 31, 2009.

Net income attributable to common shareholders of Frontier was $52.2 million, or $0.17 per share, as compared to $47.0 million, or $0.15 per share, in the third quarter of 2008. The third quarter of 2009 includes acquisition and integration costs of $3.7 million ($2.3 million or $0.01 per share after tax). The third quarter 2009 increase is primarily the result of an improvement in operating income and gain on debt repurchases, partially offset by increased interest expense.

The Company's count of residential and business access lines declined by approximately 37,400 during the third quarter of 2009. At September 30, 2009, the Company had 2,151,700 residential and business access lines.

The Company added approximately 7,500 net High-Speed Internet customers during the third quarter of 2009 and had 621,300 High-Speed Internet customers at September 30, 2009. The Company added approximately 7,200 video customers during the third quarter of 2009 and had 164,500 video customers at September 30, 2009.

Capital expenditures were $54.1 million for the third quarter of 2009 and $164.5 million for the first nine months of 2009, including $2.6 million through September 30, 2009 related to Verizon integration activities.

                                     -MORE-

Operating cash flow, as adjusted, was $287.7 million for the third quarter of 2009 resulting in an operating cash flow margin of 54.6 percent. Operating cash flow, as reported, of $275.6 million has been adjusted to exclude $3.7 million of acquisition and integration costs and $8.4 million of non-cash pension costs for the third quarter of 2009.

Free cash flow, as defined by the Company in the attached Schedule A, was $120.4 million for the third quarter of 2009 and $367.2 million for the first nine months of 2009. The Company's dividend represents a payout of 64 percent of free cash flow for the first nine months of 2009.

For the full year of 2009, the Company revised its previously reported expectations. Our revised expectations are that capital expenditures, excluding acquisition related capital expenditures, will be within a range of $240.0 million to $250.0 million and free cash flow, excluding acquisition and integration costs and capital expenditures, will be within a range of $470.0 million to $485.0 million.

The Company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow and operating cash flow. A reconciliation of the differences between free cash flow and operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company's financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company's core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and
(iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations. Management uses these non-GAAP financial measures to plan and measure the performance of its core operations, and its divisions measure performance and report to management based upon these measures. In addition, the Company believes that free cash flow and operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude $3.7 million and $14.5 million of acquisition and integration costs in the third quarter and first nine months of 2009, respectively, and $8.4 million and $0.6 million of non-cash pension costs in the third quarters of 2009 and 2008, respectively, and $24.8 million and $(0.4) million of non-cash pension costs in the first nine months of 2009 and 2008, respectively, because the Company believes that such costs in the third quarters and first nine months of 2009 and 2008 are unusual, and that the magnitude of such costs in the third quarter and first nine months of 2009 materially exceed the comparable costs in the third quarter and first nine months of 2008. In addition, the Company has shown adjustments to its financial presentations to exclude $0.2 million of severance and early retirement costs in the third quarter of 2008, $2.6 million and $3.6 million of severance and early retirement costs in the first nine months of 2009 and 2008, respectively, and $0.1 million and $0.9 million of legal settlement costs and related expenses in the third quarter and first nine months of 2008, respectively, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

                                     -MORE-

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company's underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company's ability to generate cash flow and, as a result, to plan for future capital and operational decisions. Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures. The Company believes that the non-GAAP financial measures are meaningful and useful for the reasons outlined above.

While the Company utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.


About Frontier Communications
Frontier Communications Corporation (NYSE:FTR) offers telephone, video and internet services in 24 states with approximately 5,500 employees. More information is available at www.frontier.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "believe," "anticipate," "expect" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties are based on a number of factors, including but not limited to: Our ability to complete the acquisition of access lines from Verizon; the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the Verizon transaction; the failure to receive the IRS ruling approving the tax-free status of the Verizon transaction; the ability to successfully integrate the Verizon operations into Frontier's existing operations; the effects of increased expenses due to activities related to the Verizon transaction; the ability to migrate Verizon's West Virginia operations from Verizon owned and operated systems and processes to Frontier owned and operated systems and processes successfully; the risk that the growth opportunities and cost synergies from the Verizon transaction may not be fully realized or may take longer to realize than expected; the sufficiency of the assets to be acquired from Verizon to enable us to operate the acquired business; disruption from the Verizon transaction making it more difficult to maintain relationships with customers, employees or suppliers; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our access lines and High-Speed Internet subscribers; our ability to sell enhanced and data services in order to offset ongoing declines in revenue from local services, switched access services and subsidies; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation; the effects of competition from cable, wireless and other wireline carriers (through voice over internet protocol (VOIP) or otherwise); our ability to adjust successfully to changes in the communications industry and to implement strategies for improving growth; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing; reductions in switched access revenues as a result of regulation, competition and/or technology substitutions; the effects of changes in both general and local economic conditions on the markets we serve, which can impact demand for our products and services, customer purchasing decisions, collectability of revenue and required levels of capital expenditures related to new construction of residences and businesses; our ability to effectively manage service quality; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to our customers; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulators; our ability to effectively manage our operations, operating expenses and capital expenditures, to pay dividends and to repay, reduce or refinance our debt; the effects of bankruptcies and home foreclosures, which could result in increased bad debts; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our ongoing network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements;

                                     -MORE-
changes in income tax rates, tax laws, regulations or rulings, and/or federal or state tax assessments; the effects of state regulatory cash management policies on our ability to transfer cash among our subsidiaries and to the parent company; our ability to successfully renegotiate union contracts expiring in 2009 and thereafter; declines in the value of our pension plan assets, which could require us to make contributions to the pension plan beginning no earlier than 2010; our ability to pay dividends in respect of our common shares, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and our liquidity; the effects of any unfavorable outcome with respect to any of our current or future legal, governmental or regulatory proceedings, audits or disputes; the possible impact of adverse changes in political or other external factors over which we have no control; and the effects of hurricanes, ice storms or other severe weather. These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

Additional Information and Where to Find It
This press release is not a substitute for the definitive prospectus/proxy statement included in the Registration Statement on Form S-4 that Frontier filed, and the SEC has declared effective, in connection with the proposed transactions described in the definitive prospectus/proxy statement. INVESTORS ARE URGED TO READ THE DEFINITIVE PROSPECTUS/PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING DETAILED RISK FACTORS. The definitive prospectus/proxy statement and other documents filed or to be filed by Frontier with the SEC are or will be available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to Frontier, 3 High Ridge Park, Stamford, CT 06905-1390, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Frontier's stockholders approved the proposed transactions on October 27, 2009, and no other vote of the stockholders of Frontier or Verizon is required in connection with the proposed transactions.



INVESTOR CONTACTS:                                                                            MEDIA CONTACT:
----------------------------------------------- ------------------------------------------    --------------------------------------
David Whitehouse                                Gregory Lundberg                              Brigid Smith
SVP & Treasurer                                 Director, Investor Relations                  AVP Corp. Comm & Recognition
(203) 614-5708                                  (203) 614-5044                                (203) 614-5042
david.whitehouse@frontiercorp.com               greg.lundberg@frontiercorp.com                brigid.smith@frontiercorp.com



                                                        ###

TABLES TO FOLLOW

                       Frontier Communications Corporation
                           Consolidated Financial Data


                                                          For the quarter ended               For the nine months ended
                                                              September 30,                         September 30,
                                                         ------------------------      %     ----------------------------     %
(Amounts in thousands, except per share amounts)           2009          2008       Change       2009           2008       Change
                                                         ----------------------------------  --------------------------------------

Income Statement Data
  Revenue                                                 $526,816     $ 557,871       -6%     $1,596,914     $1,689,626       -5%
                                                         ----------   -----------            -------------  -------------

  Network access expenses                                   54,549        52,478        4%        174,436        167,025        4%
  Other operating expenses                                 192,948       203,496       -5%        585,906        609,093       -4%
  Depreciation and amortization                            103,123       137,656      -25%        373,499        422,986      -12%
  Acquisition and integration costs                          3,706             -      100%         14,457              -      100%
                                                         ----------   -----------            -------------  -------------
  Total operating expenses                                 354,326       393,630      -10%      1,148,298      1,199,104       -4%
                                                         ----------   -----------            -------------  -------------

  Operating income                                         172,490       164,241        5%        448,616        490,522       -9%
  Investment and other income, net (1)                       5,855         1,650      255%         18,720          7,584      147%
  Interest expense                                          96,578        90,333        7%        283,997        271,903        4%
                                                         ----------   -----------            -------------  -------------
  Income before income taxes                                81,767        75,558        8%        183,339        226,203      -19%
  Income tax expense                                        29,021        28,215        3%         65,328         76,717      -15%
                                                         ----------   -----------            -------------  -------------
Net income                                                  52,746        47,343       11%        118,011        149,486      -21%
Less:  Income attributable to the noncontrolling
          interest in a partnership                            587           348       69%          1,631          1,124       45%
                                                         ----------   -----------            -------------  -------------
Net income attributable to common shareholders
          of Frontier                                     $ 52,159     $  46,995       11%     $  116,380     $  148,362      -22%
                                                         ==========   ===========            =============  =============

Weighted average shares outstanding                        310,101       312,997       -1%        309,990        319,869       -3%

Basic net income per share attributable to
     common shareholders of Frontier (2)                  $   0.17     $    0.15       13%     $     0.37     $     0.46      -20%

Other Financial Data
Capital expenditures                                      $ 54,136     $  80,476      -33%     $  164,500     $  204,199      -19%
Operating cash flow, as adjusted (3)                       287,667       302,805       -5%        863,941        917,586       -6%
Free cash flow (3)                                         120,353       115,332        4%        367,187        383,697       -4%
Dividends paid                                              78,091        78,278        0%        234,275        240,602       -3%
Dividend payout ratio (4)                                      65%           68%       -4%            64%            63%        2%


(1) Includes gain on debt repurchases of $4.1 million and $7.8 million for the quarter and nine months ended September 30, 2009, respectively, and premium on debt repurchases of $6.3 million for the nine months ended September 30, 2008.
(2) Calculated based on weighted average shares outstanding. FSP EITF No. 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities" was adopted in the first quarter of 2009 on a retrospective basis.
(3) A reconciliation to the most comparable GAAP measure is presented at the end of these tables.
(4)  Represents dividends paid divided by free cash flow.


                       Frontier Communications Corporation
                    Consolidated Financial and Operating Data


                                                      For the quarter ended                     For the nine months ended
                                                          September 30,                               September 30,
                                                    ---------------------------       %       ----------------------------    %
(Amounts in thousands, except operating data)          2009           2008          Change         2009         2008        Change
                                                    ----------------------------------------  --------------------------------------

Select Income Statement Data
Revenue
    Local services                                   $  193,632    $   210,749        -8%      $  592,824     $  642,610        -8%
    Data and internet services                          159,969        154,047         4%         476,913        451,684         6%
    Access services                                      91,237         99,555        -8%         268,729        308,376       -13%
    Long distance services                               42,373         46,395        -9%         124,345        139,760       -11%
    Directory services                                   26,459         28,126        -6%          81,375         85,824        -5%
    Other                                                13,146         18,999       -31%          52,728         61,372       -14%
                                                    ------------  -------------               --------------  ------------
Total revenue                                           526,816        557,871        -6%       1,596,914      1,689,626        -5%
                                                    ------------  -------------               --------------  ------------

Expenses
    Network access expenses                              54,549         52,478         4%         174,436        167,025         4%
    Other operating expenses (1)                        192,948        203,496        -5%         585,906        609,093        -4%
    Depreciation and amortization                       103,123        137,656       -25%         373,499        422,986       -12%
    Acquisition and integration costs                     3,706              -       100%          14,457              -       100%
                                                    ------------  -------------               --------------  ------------
Total operating expenses                                354,326        393,630       -10%       1,148,298      1,199,104        -4%
                                                    ------------  -------------               --------------  ------------

Operating Income                                     $  172,490    $   164,241         5%      $  448,616     $  490,522        -9%
                                                    ============  =============               ==============  ============

Other Financial and Operating Data
Revenue:
       Residential                                   $  223,354    $   238,684        -6%      $  681,400     $  719,679        -5%
       Business                                         212,225        219,632        -3%         646,785        661,571        -2%
                                                    ------------  -------------               --------------  ------------
              Total customer revenue                    435,579        458,316        -5%       1,328,185      1,381,250        -4%
       Regulatory (Access services)                      91,237         99,555        -8%         268,729        308,376       -13%
                                                    ------------  -------------               --------------  ------------
Total revenue                                        $  526,816    $   557,871        -6%      $1,596,914     $1,689,626        -5%
                                                    ============  =============               ==============  ============

Access lines:
       Residential                                    1,374,822      1,484,809        -7%       1,374,822      1,484,809        -7%
       Business                                         776,886        811,651        -4%         776,886        811,651        -4%
                                                   ------------  -------------                --------------  ------------
Total access lines                                    2,151,708      2,296,460        -6%       2,151,708      2,296,460        -6%
                                                   ============  =============                ==============  ============

Other data:
    Employees                                             5,466          5,790        -6%           5,466          5,790        -6%
    High-Speed Internet subscribers                     621,331        571,946         9%         621,331        571,946         9%
    Video subscribers                                   164,535        112,350        46%         164,535        112,350        46%
    Switched access minutes of use (in millions)          2,172          2,522       -14%           6,761          7,663       -12%
    Average monthly total revenue per
       access line                                   $    80.91    $     80.20         1%      $    80.54     $    79.45         1%
    Average monthly customer revenue per
       access line                                   $    66.90    $     65.89         2%      $    66.99     $    64.95         3%


(1) Includes severance and early retirement costs of $0.2 million for the quarter ended September 30, 2008, and $2.6 million and $3.6 million for the nine months ended September 30, 2009 and 2008, respectively. Includes non-cash pension cost of $8.4 million and $0.6 million for the quarters ended September 30, 2009 and 2008, respectively, and $24.8 million and $(0.4) million for the nine months ended September 30, 2009 and 2008, respectively. Includes legal settlement costs of $0.1 million for the quarter ended September 30, 2008 and $0.9 million for the nine months ended September 30, 2008.


                       Frontier Communications Corporation
                    Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

                                                                        September 30, 2009        December 31, 2008
                                                                        --------------------      -------------------
                                      ASSETS
                                      ------
Current assets:
    Cash and cash equivalents                                                   $   436,155              $   163,627
    Accounts receivable and other current assets                                    352,435                  304,332
                                                                        --------------------      -------------------
      Total current assets                                                          788,590                  467,959

Property, plant and equipment, net                                                3,130,920                3,239,973

Other long-term assets                                                            3,078,904                3,180,744
                                                                        --------------------      -------------------
           Total assets                                                         $ 6,998,414              $ 6,888,676
                                                                        ====================      ===================

                       LIABILITIES AND SHAREHOLDERS' EQUITY
                       ------------------------------------
Current liabilities:
    Long-term debt due within one year                                          $     7,254              $     3,857
    Accounts payable and other current liabilities                                  351,875                  378,918
                                                                        --------------------      -------------------
      Total current liabilities                                                     359,129                  382,775

Deferred income taxes and other liabilities                                       1,312,989                1,254,610
Long-term debt                                                                    4,897,535                4,721,685
Shareholders' equity                                                                428,761                  529,606
                                                                        --------------------      -------------------
           Total liabilities and equity                                         $ 6,998,414              $ 6,888,676
                                                                        ====================      ===================


                       Frontier Communications Corporation
                           Consolidated Cash Flow Data

                             (Amounts in thousands)

                                                                          For the nine months ended September 30,
                                                                         -----------------------------------------
                                                                               2009                   2008
                                                                         -----------------     -------------------

Cash flows provided by (used in) operating activities:
Net income                                                                      $ 118,011              $  149,486
Adjustments to reconcile net income to net cash provided
   by operating activities:
     Depreciation and amortization expense                                        373,499                 422,986
     Stock based compensation expense                                               6,974                   9,211
     Pension expense                                                               24,802                    (421)
     (Gain)/loss on extinguishment of debt                                         (7,755)                  6,290
     Other non-cash adjustments                                                     1,293                  (8,236)
     Deferred income taxes                                                         11,097                 (11,040)
     Change in accounts receivable                                                 17,409                   9,299
     Change in accounts payable and other liabilities                             (53,481)                (73,638)
     Change in other current assets                                                (1,228)                 (6,847)
                                                                         -----------------     -------------------
Net cash provided by operating activities                                         490,621                 497,090

Cash flows provided from (used by) investing activities:
     Capital expenditures                                                        (164,500)               (204,199)
     Other assets (purchased) distributions received, net                             951                  (2,104)
                                                                         -----------------     -------------------
Net cash used by investing activities                                            (163,549)               (206,303)

Cash flows provided from (used by) financing activities:
     Long-term debt borrowings                                                    538,830                 135,000
     Long-term debt payments                                                     (355,915)               (131,231)
     Settlement of interest rate swaps                                                  -                  15,521
     Financing costs paid                                                          (1,021)                   (857)
     Premium paid to retire debt                                                        -                  (6,290)
     Issuance of common stock                                                         680                   1,382
     Common stock repurchased                                                           -                (196,199)
     Dividends paid                                                              (234,275)               (240,602)
     Repayment of customer advances for construction and distributions
       to noncontrolling interests                                                 (2,843)                 (2,891)
                                                                         -----------------     -------------------
Net cash used by financing activities                                             (54,544)               (426,167)

Increase (decrease) in cash and cash equivalents                                  272,528                (135,380)
Cash and cash equivalents at January 1,                                           163,627                 226,466
                                                                         -----------------     -------------------

Cash and cash equivalents at September 30,                                      $ 436,155              $   91,086
                                                                         =================     ===================

Cash paid during the period for:
     Interest                                                                   $ 295,577              $  302,606
     Income taxes                                                               $  59,953              $   70,174



                                                                                                         Schedule A

                  Reconciliation of Non-GAAP Financial Measures


                                                       For the quarter ended September 30,   For the nine months ended September 30,
                                                       -----------------------------------   ---------------------------------------
    (Amounts in thousands)                                  2009               2008                 2009              2008
                                                       ---------------  ------------------   -----------------  --------------------

    Net Income to Free Cash Flow ;
    ------------------------------
       Net Cash Provided by Operating Activities
       -----------------------------------------

    Net income                                              $  52,746        $  47,343           $ 118,011           $ 149,486

     Add back:

        Depreciation and amortization                         103,123          137,656             373,499             422,986

        Income tax expense                                     29,021           28,215              65,328              76,717

        Acquisition and integration costs                       3,706                -              14,457                   -
        Pension expense (non-cash) (1)                          8,348              639              24,802                (421)

        Stock based compensation                                2,413            3,047               6,974               9,211

     Subtract:
        Cash paid for income taxes                             19,495           20,589              59,953              70,174

        Other income (loss), net (2)                            5,373              503              14,038                 (91)

        Capital expenditures (3)                               54,136           80,476             161,893             204,199

                                                       ---------------  ---------------      -----------------  --------------------
    Free cash flow                                            120,353          115,332             367,187             383,697

     Add back:
        Deferred income taxes                                   2,778           (2,044)             11,097             (11,040)

        Non-cash (gains)/losses, net                            9,665            3,529              25,314               6,844

        Other income (loss), net (2)                            5,373              503              14,038                 (91)

        Cash paid for income taxes                             19,495           20,589              59,953              70,174

        Capital expenditures (3)                               54,136           80,476             161,893             204,199

     Subtract:
        Changes in current assets and liabilities               8,021           28,249              37,300              71,186
        Income tax expense                                     29,021           28,215              65,328              76,717
        Acquisition and integration costs                       3,706                -              14,457                   -
        Pension expense (non-cash) (1)                          8,348              639              24,802                (421)
        Stock based compensation                                2,413            3,047               6,974               9,211

                                                       ---------------  ---------------      -----------------  --------------------
    Net cash provided by operating activities               $ 160,291        $ 158,235           $ 490,621           $ 497,090
                                                       ===============  ===============      =================  ====================


(1) Includes pension expense of $10.0 million and $0.8 million, less amounts capitalized into the cost of capital expenditures of $1.6 million and $0.2 million, for the quarters ended September 30, 2009 and 2008, respectively, and pension expense of $30.3 million and $(0.5) million, less amounts capitalized into the cost of capital expenditures of $5.5 million and $(0.1) million, for the nine months ended September 30, 2009 and 2008, respectively.
(2) Includes gain on debt repurchases of $4.1 million and $7.8 million for the quarter and nine months ended September 30, 2009, respectively, and premium on debt repurchases of $6.3 million for the nine months ended September 30, 2008.
(3) Excludes capital expenditures of $2.6 million related to Verizon integration activities for the nine months ended September 30, 2009.


                                                                                    Schedule B
                  Reconciliation of Non-GAAP Financial Measures


                                            For the quarter ended September 30, 2009
                                   -----------------------------------------------------------
     (Amounts in thousands)
                                                    Acquisition
                                                        and         Non-cash
    Operating Cash Flow and             As          Integration      Pension         As
     Operating Cash Flow Margin      Reported          Costs        Costs (1)     Adjusted
                                   --------------   -------------  ------------ -------------

    Operating Income                   $ 172,490        $ (3,706)     $ (8,348)     $184,544

     Add back:
         Depreciation and
           amortization                  103,123               -             -       103,123
                                   --------------   -------------  ------------ -------------
     Operating cash flow               $ 275,613        $ (3,706)     $ (8,348)     $287,667
                                   ==============   =============  ============ =============

    Revenue                            $ 526,816                                    $526,816
                                   ==============                               =============

    Operating income margin
       (Operating income divided
           by revenue)                     32.7%                                       35.0%
                                   ==============                               =============

    Operating cash flow margin
       (Operating cash flow divided
           by revenue)                     52.3%                                       54.6%
                                   ==============                               =============


                                                For the nine months ended September 30, 2009
                                   -----------------------------------------------------------------------
                                                     Acquisition     Severance
                                                        and         and Early     Non-cash
    Operating Cash Flow and             As          Integration    Retirement     Pension          As
     Operating Cash Flow Margin      Reported          Costs          Costs      Costs (1)      Adjusted
                                   --------------   -------------  ------------ ------------- ------------

    Operating Income                 $   448,616       $ (14,457)     $ (2,567)     $(24,802)   $  490,442

     Add back:
         Depreciation and
           amortization                  373,499               -             -             -       373,499
                                   --------------   -------------  ------------ ------------- ------------
    Operating cash flow              $   822,115       $ (14,457)     $ (2,567)     $(24,802)   $  863,941
                                   ==============   =============  ============ ============= ============

    Revenue                          $ 1,596,914                                                $1,596,914
                                   ==============                                             ============

    Operating income margin
       (Operating income divided
           by revenue)                     28.1%                                                     30.7%
                                   ==============                                             ============

    Operating cash flow margin
       (Operating cash flow divided
           by revenue)                     51.5%                                                     54.1%
                                   ==============                                             ============



                                                                               Schedule B (continued)
                  Reconciliation of Non-GAAP Financial Measures

                                                  For the quarter ended September 30, 2008
                                    ---------------------------------------------------------------------
     (Amounts in thousands)
                                                   Severance
                                                   and Early     Non-cash       Legal
    Operating Cash Flow and              As         Retirement    Pension     Settlement         As
     Operating Cash Flow Margin       Reported       Costs       Costs (1)      Costs         Adjusted
                                    -------------  -----------  ------------ -------------  -------------

    Operating Income                   $ 164,241       $ (227)       $ (639)        $ (42)     $ 165,149

     Add back:
         Depreciation and
           amortization                  137,656            -             -             -        137,656
                                    -------------  -----------  ------------ -------------  -------------
     Operating cash flow               $ 301,897       $ (227)       $ (639)        $ (42)     $ 302,805
                                    =============  ===========  ============ =============  =============

    Revenue                            $ 557,871                                               $ 557,871
                                    =============                                           =============

    Operating income margin
       (Operating income divided
           by revenue)                     29.4%                                                   29.6%
                                    =============                                           =============

    Operating cash flow margin
       (Operating cash flow divided
           by revenue)                     54.1%                                                   54.3%
                                    =============                                           =============


                                                For the nine months ended September 30, 2008
                                    ---------------------------------------------------------------------
                                                    Severance
                                                   and Early     Non-cash       Legal
    Operating Cash Flow and              As         Retirement    Pension     Settlement         As
     Operating Cash Flow Margin       Reported       Costs       Costs (1)      Costs         Adjusted
                                    -------------  -----------  ------------ -------------  -------------

    Operating Income                  $  490,522     $ (3,598)        $ 421        $ (901)    $  494,600

     Add back:
         Depreciation and
           amortization                  422,986            -             -             -        422,986
                                    -------------  -----------  ------------ -------------  -------------
    Operating cash flow               $  913,508     $ (3,598)        $ 421        $ (901)    $  917,586
                                    =============  ===========  ============ =============  =============

    Revenue                           $1,689,626                                              $1,689,626
                                    =============                                           =============

    Operating income margin
       (Operating income divided
           by revenue)                     29.0%                                                   29.3%
                                    =============                                           =============

    Operating cash flow margin
       (Operating cash flow divided
           by revenue)                     54.1%                                                   54.3%
                                    =============                                           =============



(1) Includes pension expense of $10.0 million and $0.8 million, less amounts capitalized into the cost of capital expenditures of $1.6 million and $0.2 million, for the quarters ended September 30, 2009 and 2008, respectively, and pension expense of $30.3 million and $(0.5) million, less amounts capitalized into the cost of capital expenditures of $5.5 million and $(0.1) million, for the nine months ended September 30, 2009 and 2008, respectively.

                                                                    Schedule C


   Principal Payments due on Long-Term Debt Obligations for 2009 through 2015
 Comparison of Debt Obligations Measured as of September 30 and October 31, 2009
                               (in Millions of $)


                                  [BAR CHART]




    As of         4Q 2009           2010            2011            2012             2013              2014             2015
 -----------   -------------    ------------    ------------    ------------     ------------   -----------------  -------------

   9/30/2009          1.0             7.2           844.4           180.4            829.1               600.5          300.5
  10/31/2009          1.0             7.2           280.0           180.4            745.7               600.5          300.5



Note: Reduction in debt obligations as of October 31, 2009 results from the $700.0 million debt tender offer to purchase our 9.250% Senior Notes due
     2011 and our 6.250% Senior Notes due 2013.


                                       7